Exhibit 99.1

 Apple Hospitality REIT Completes Sale of Nine Hotels

RICHMOND, Va. (April 1, 2019) – Apple Hospitality REIT, Inc. (NYSE: APLE) (the “Company” or “Apple Hospitality”) today announced the completion of the sale of nine hotels (the “Portfolio”) for a total sales price of $95 million on March 28, 2019. The Company had previously announced the contracts for the sale of the Portfolio. The Company used the sale proceeds to reduce the outstanding balance of its revolving credit facility and anticipates recognizing a gain on the sale in the first quarter of 2019.

“We are pleased to have completed the sale of this Portfolio,” said Nelson Knight, Executive Vice President and Chief Investment Officer of Apple Hospitality. “Through these attractively priced transactions, we adjusted our market exposure in ways that we feel will further enhance the strength and stability of our hospitality platform.”

The following operating statistics for the Portfolio for the 12 months ended February 28, 2019, are provided for informational purposes only and have not been audited.

Hotel	State	Number of Rooms	Trailing 12 Months Revenue per Available Room 2/28/2019

Homewood Suites by Hilton Sarasota	FL	100	$100.84
TownePlace Suites by Marriott Tampa	FL	94	$78.20
SpringHill Suites by Marriott Baton Rouge	LA	119	$66.40
Hampton Inn & Suites by Hilton Holly Springs	NC	124	$87.13
Hilton Garden Inn Duncanville	TX	142	$84.21
Courtyard by Marriott Texarkana	TX	90	$52.71
TownePlace Suites by Marriott Texarkana	TX	85	$48.70
Courtyard by Marriott Bristol	VA	175	$55.40
Courtyard by Marriott Harrisonburg	VA	125	$81.62
		1,054	$72.94

For the trailing 12 months ended February 28, 2019, the Portfolio had net income of approximately $5.4 million, Hotel EBITDA Margin of 31.1 percent and Hotel EBITDA of $9.5 million. Based on these trailing 12 months results, the sales price of $95 million resulted in a capitalization rate of approximately 7.3 percent including an estimated approximate $18.1 million brand property improvement plan required to be completed by the buyer, or a Hotel EBITDA multiple of 11.9 times. The following is a reconciliation between the Portfolio’s property-level net income and Hotel EBITDA, and the calculation of the capitalization rate and Hotel EBITDA multiple for the Portfolio.

(unaudited, dollars in thousands)	Trailing 12 Months 2/28/2019

Total Revenue	$30,587

Portfolio Net Income	$5,425
Depreciation	4,096
Hotel EBITDA	9,521
FF&E Reserve 4%	1,223
Hotel Net Operating Income	$8,298

Sales Price	$95,000
Estimated Cost of Brand Property Improvement Plans	18,100
Total Estimated Investment	$113,100

Capitalization Rate(1)	7.3%
Hotel EBITDA Multiple(1)	11.9

(1)  Hotel EBITDA Multiple is calculated as Total Estimated Investment, divided by Hotel EBITDA. Capitalization Rate is calculated as Hotel Net Operating Income divided by Total Estimated Investment.

Hotel EBITDA and Hotel Net Operating Income are commonly used measures of performance in the hotel industry. Hotel EBITDA is defined as a hotel’s net income excluding interest, income taxes, depreciation and amortization. Hotel Net Operating Income is Hotel EBITDA less an estimated amount of capital expenditures for the period based on a percentage of revenue. The Company believes Hotel EBITDA and Hotel Net Operating Income are useful because they help the Company evaluate the ongoing operating performance of each hotel by removing the impact of its capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization), and is used by management to measure the performance of the Company’s hotels compared to each other and effectiveness of the operators of the hotels. Hotel EBITDA and Hotel Net Operating Income are non-GAAP (“Generally Accepted Account Principles”) financial measures and should be considered along with, but not as alternatives to, net income, cash flow from operations or any other operating GAAP measure.

About Apple Hospitality REIT, Inc.

Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (REIT) that owns one of the largest and most diverse portfolios of upscale, rooms-focused hotels in the United States. Apple Hospitality’s portfolio consists of 234 hotels with more than 30,000 guest rooms located in 87 markets throughout 34 states. Franchised with industry-leading brands, the Company’s portfolio comprises 108 Marriott-branded hotels, 125 Hilton-branded hotels and one Hyatt-branded hotel. For more information, please visit www.applehospitalityreit.com.

Forward-Looking Statements Disclaimer

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “outlook,” “strategy,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Hospitality to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Hospitality to effectively acquire and dispose of properties; the ability of Apple Hospitality to implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; litigation risks; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact Apple Hospitality’s business, assets or classification as a real estate investment trust. Although Apple Hospitality believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Hospitality or any other person that the results or conditions described in such statements or the objectives and plans of Apple Hospitality will be achieved. In addition, Apple Hospitality’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Readers should carefully review Apple Hospitality’s financial statements and the notes thereto, as well as the risk factors described in Apple Hospitality’s filings with the Securities and Exchange Commission, including, but not limited to, in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Any forward-looking statement that Apple Hospitality makes speaks only as of the date of such statement. Apple Hospitality undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Contact:

Apple Hospitality REIT, Inc.

Kelly Clarke, Vice President, Investor Relations

804‐727‐6321

kclarke@applereit.com

For additional information or to receive press releases by email, visit www.applehospitalityreit.com.